Exhibit 99.1

For Immediate Release

ALLERGAN REPORTS FIRST QUARTER 2003 OPERATING RESULTS

•	Allergan announces intent to exercise Bardeen option (subject to regulatory approval)

•	Board of Directors declares first quarter dividend

(IRVINE, Calif., April 28, 2003)— Allergan, Inc. (NYSE: AGN) today announced operating results for the quarter ended March 28, 2003. Allergan also today announced that its Board of Directors has declared a first quarter dividend of $0.09 per share, payable on June 12, 2003 to stockholders of record on May 15, 2003.

For the quarter ended March 28, 2003, Allergan’s net sales were $391.2 million, including $21.2 million of non-pharmaceutical product sales, primarily consisting of contract manufacturing sales to Advanced Medical Optics, Inc. (AMO), a former subsidiary that was spun-off from Allergan on June 29, 2002. Excluding sales of non-pharmaceutical products, net sales were up 14.6 percent at constant currency, compared with net sales from continuing operations in the first quarter of 2002.

Including the effect of an unrealized non-cash loss on the mark-to-market adjustment to foreign currency derivative instruments of $0.8 million pre-tax, or $0.01 per share on an after-tax basis, Allergan reported $0.53 diluted earnings per share from continuing operations for the quarter ended March 28, 2003, a 76.7 percent increase over the $0.30 diluted earnings per share reported in the same quarter of 2002. Excluding the effect of the unrealized non-cash loss, Allergan’s diluted earnings from continuing operations were $0.54 per share for the quarter ended March 28, 2003, a 25.6 percent increase over the unaudited estimate of pro forma diluted earnings per share of $0.43 for 2002. The 2002 pro forma earnings per share amount excludes non-recurring items totaling $0.15 per share. In addition, the 2002 pro forma earnings per share estimate reflects the approximate impact of additional expenses that would have been incurred in the first three months of 2002 if Allergan’s specialty pharmaceutical businesses and AMO had been operating as stand-alone companies.

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“We are very pleased with the results of the first quarter and remain poised to deliver strong earnings growth for 2003. In addition, we are excited about the numerous product launches and product approvals anticipated throughout 2003 and an acceleration of growth during the remainder of 2003” said David E.I. Pyott, Chairman of the Board, President and CEO.

Eye Care Pharmaceutical Product Line
 First quarter 2003 worldwide eye care pharmaceutical sales were $221.0 million, a 6.4 percent increase over the $207.8 million reported in the same quarter of 2002. At constant currency, first quarter 2003 worldwide eye care pharmaceutical sales increased 4.6 percent over the first quarter of 2002.

For the first quarter 2003, worldwide net sales of Alphagan® (Brimonidine Tartrate Ophthalmic Solution 0.2%) and Alphagan® P (Brimonidine Tartrate Ophthalmic Solution 0.15%), preserved with Purite® (the Alphagan® Franchise) were $77.3 million, an increase of 3.3 percent, or a 1.5 percent increase at constant currency over the $74.8 million reported in the same quarter last year.

For the first quarter 2003, worldwide net sales of Lumigan® (Bimatoprost Ophthalmic Solution 0.03%) were $38.0 million, an increase of 80.1 percent, or a 75.4 percent increase at constant currency over the $21.1 million reported in the same quarter last year.

During the first quarter of 2003, Allergan received approval for Zymar™ (Gatifloxacin Ophthalmic Solution 0.3%), an anti-infective and the first fourth-generation fluoroquinilone to enter the market. Zymar™ is indicated for the treatment of bacterial conjunctivitis caused by susceptible strains of bacteria. Allergan launched Zymar™ in the United States in April 2003. Allergan also received European approval for Relestat™ (Epinastine Ophthalmic Solution 0.05%), for the treatment of ocular allergy. To prepare for the European allergy season, Allergan anticipates launching Relestat™ in Europe in the fourth quarter of 2003.

Allergan launched Restasis™ (Cyclosporine Ophthalmic Emulsion 0.05%) in the United States in April of 2003. Restasis™ is the first and only therapy approved by the U.S. Food and Drug Administration for patients with keratoconjunctivitis sicca (chronic dry eye disease), whose tear production is presumed to be suppressed due to ocular inflammation. Shipments of Restasis™ commenced at the beginning of April 2003.

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Botox®/Neuromodulator Product Line
 First quarter 2003 worldwide net sales for Botox® and Botox® Cosmetic (Botulinum Toxin Type A) were $123.1 million, a 38.9 percent increase over the $88.6 million reported in the same quarter last year. At constant currency, worldwide net sales of Botox® increased 36.9 percent over the first quarter of 2002.

During the first quarter of 2003, Allergan received approval for Vistabel® (the European trade name for Botox® Cosmetic) in France for the treatment of glabellar lines (brow furrow). France will act as the Reference Member State in the mutual recognition process for this indication within the European Union. Allergan anticipates continued approvals for the treatment of glabellar lines in a number of European countries during the remainder of 2003. In addition, Allergan received a positive opinion from the Committee for Proprietary Medicinal Products in Europe for Botox® for the treatment of hyperhidrosis. Allergan anticipates national licenses for this indication to be issued by individual European countries during the second half of 2003.

Skin Care Product Line
 First quarter 2003 worldwide net sales for Allergan skin care products were $25.9 million, an 18.8 percent increase in constant currency over the $21.8 million reported in the same quarter last year.

For the first quarter of 2003, worldwide net sales for the Tazorac® and Zorac® brands, indicated for the treatment of acne and psoriasis, combined with the sales of Avage™ Cream, indicated for the treatment of hyper- and hypo-pigmentation and fine wrinkling, were $19.7 million, an increase of 61.5 percent over the $12.2 million reported in the same quarter last year.

On March 24, 2003, at the American Academy of Dermatology meeting in San Francisco, California, Allergan announced the completion of two Phase III trials for an oral formulation of Tazarotene, investigating its use in treating moderate to severe psoriasis. Based upon those results, Allergan anticipates filing for approval with the U.S. Food and Drug Administration during the second half of 2003.

On March 20, 2003, Allergan announced an agreement for the co-promotion of Berlex’s newly approved topical rosacea treatment Finacea™ (Azelaic Acid Gel 15%).

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Additional Financial Highlights
 For the first quarter of 2003, gross profit was $322.8 million, or 82.5 percent of net sales. In addition, selling, general and administrative expenses (SG&A) amounted to $170.0 million, or 43.5 percent of net sales, and research and development expenses amounted to $55.9 million, or 14.3 percent of net sales. This lower research and development expense as a percentage of net sales ratio was principally driven by the timing of key research and development programs.

At March 28, 2003, Allergan’s stockholders’ equity was $887.6 million. Cash and equivalents were $878.3 million. Allergan had cash net of debt of $257.7 million. Allergan’s debt-to-capital percentage was 41.1 percent. Allergan’s days-sales-outstanding was 50 and inventory days-on-hand level was 105.

Bardeen Sciences Company, LLC
 Allergan’s Board of Directors has authorized management to exercise the acquisition option for Bardeen Sciences Company, LLC, which is subject to additional Federal Trade Commission approval. The acquisition will occur through the exercise of a previously granted equity purchase option that became operable as a result of the implications of the provisions of FASB Interpretation No. 46. The option uses a set formula to determine the option purchase price, which is anticipated to be between approximately $250 and $260 million. Based on a preliminary valuation and in-process research and development study performed by an independent third party, Allergan anticipates that it will write-off substantially all of the purchase price as in-process research and development in the second quarter of 2003. This accounting treatment has been reviewed by Allergan’s independent auditors, KPMG LLP. As a result of this transaction, Allergan anticipates research and development as a percentage of sales will be between 17.5 and 18.0 percent for the full year 2003, excluding the anticipated effect from the write-off of in-process research and development. Allergan currently intends to continue development of the key projects within Bardeen, including Tazarotene oral for the treatment of acne, a Lumigan®/Timolol combination, Androgen Tears and Memantine.

Outlook
 For the second quarter of 2003, Allergan estimates total worldwide sales, including contract sales to AMO, between $415 million and $435 million. Due to the partial quarter anticipated effect of the Bardeen programs, Allergan estimates diluted earnings per share before non-recurring items in the second quarter of $0.52. For the third quarter of 2003, due to the first full quarter impact of the additional research and development programs, Allergan estimates diluted earnings per share growth before non-recurring items of approximately 18.0 percent.

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Allergan is forecasting income statement ratios for the full year 2003 as follows: consolidated gross profit, including contract sales, of approximately 81.5 percent, SG&A expenses of approximately 39 percent, and research and development expenses of approximately 17.5 to 18.0 percent. Diluted earnings per share guidance is $2.31 excluding non-recurring items, or the high end of the range provided in January 2003. This includes the ongoing impact of the Bardeen Sciences Company acquisition but excludes any one-time write-offs associated with in-process research and development, marketing rights and other items associated with the Bardeen transaction that are expected to occur in the second quarter of 2003. Full year sales guidance remains unchanged from what was provided in January.

Forward-Looking Statements
 In this press release, the statements regarding the outlook for Allergan’s earnings per share and revenue forecasts, statements from Mr. Pyott and statements regarding anticipated product approvals, among other statements above, are forward-looking statements. Because forecasts are inherently estimates that cannot be made with precision, Allergan’s performance at times differs from its estimates and targets, and Allergan often does not know what the actual results will be until after a quarter’s end and year’s end. Therefore, Allergan will not report or comment on its progress during the quarter. Any statement made by others with respect to progress mid-quarter cannot be attributed to Allergan.

Any other statements in this press release that refer to Allergan’s estimated or anticipated future results are forward-looking statements. All forward-looking statements in this press release reflect Allergan’s current analysis of existing trends and information and represent Allergan’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Allergan’s businesses, including, among other things, changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms; technological advances and patents obtained by competitors; the performance, including the approval, introduction and consumer acceptance of new products and the continuing acceptance of currently marketed products; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; the uncertainty associated with the identification of and successful consummation and execution of external corporate development initiatives and strategic partnering transactions; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the economy, such as changes in interest and currency exchange rates; international

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relations and geopolitical issues; and the state of the economy worldwide, can affect Allergan’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. Allergan expressly disclaims any intent or obligation to update these forward-looking statements. Additional information concerning these and other risk factors can be found in press releases issued by Allergan as well as Allergan’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting Allergan and its Businesses” in Allergan’s 2002 Form 10-K. Copies of Allergan press releases and additional information about Allergan is available on the World Wide Web at, www.allergan.com or you can contact the Allergan Investor Relations Department by calling 714-246-4636.

About Allergan, Inc.
 Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing eye care and specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the eye care, neuromodulator, skin care and other specialty markets that deliver value to our customers, satisfy unmet medical needs, and improve patients’ lives.

Allergan Contacts:
 Jim Hindman (714) 246-4636 (investors)
Joann Bradley (714) 246-4766 (investors)
Patrick O’Brien (714) 246-4514 (investors)
Christine Cassiano (714) 246-5134 (media)

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ALLERGAN, INC.
Condensed Consolidated Statements of Earnings
(Unaudited)

in millions, except per share amounts	Three Months Ended

	March 28,	March 29,
	2003	2002

Product sales
Net sales	$391.2	$318.2
Cost of sales	68.4	44.9

Product gross margin	322.8	273.3
Research services
Research service revenues	9.8	9.5
Cost of research services	8.9	8.6

Research services margin	0.9	0.9
Selling, general and administrative	170.0	147.9
Research and development	55.9	54.0
Restructuring charge and asset write-offs	—	13.2

Operating income	97.8	59.1

Interest income	4.1	3.6
Interest expense	(3.7)	(4.3)
Unrealized loss on derivative instruments	(0.8)	(0.6)
Loss on investments	(0.3)	(8.0)
Other, net	0.8	4.3

	0.1	(5.0)

Earnings from continuing operations before income taxes and minority interest	97.9	54.1
Provision for income taxes	27.4	15.0
Minority interest expense	0.3	—

Earnings from continuing operations	70.2	39.1
Earnings from discontinued operations, net of applicable income tax expense of $2.9 million	—	4.7

Net earnings	$70.2	$43.8

Basic earnings per share:
Continuing operations	$0.54	$0.30
Discontinued operations	—	0.04

Net basic earnings per share	$0.54	$0.34

Diluted earnings per share:
Continuing operations	$0.53	$0.30
Discontinued operations	—	0.03

Net diluted earnings per share	$0.53	$0.33

Weighted average number of common shares outstanding:
Basic	129.7	130.3
Diluted	131.8	131.9

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ALLERGAN, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

in millions	March 28,	December 31,
	2003	2002

Assets
Cash and equivalents	$878.3	$774.0
Trade receivables, net	216.1	220.6
Inventories	78.7	70.4
Other current assets	124.4	135.2

Total current assets	1,297.5	1,200.2
Property, plant and equipment, net	359.8	352.0
Other noncurrent assets	256.7	254.4

Total assets	$1,914.0	$1,806.6

Liabilities and stockholders’ equity
Notes payable	$92.9	$89.7
Accounts payable	79.5	82.0
Accrued expenses and income taxes	256.4	231.9

Total current liabilities	428.8	403.6
Long-term debt	527.7	526.4
Other liabilities	69.9	68.3
Stockholders’ equity	887.6	808.3

Total liabilities and stockholders’ equity	$1,914.0	$1,806.6

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ALLERGAN, INC.
Net Sales by Product Line
(unaudited)

	Three Months Ended

	March 28,	March 29,
in millions	2003	2002

Specialty Pharmaceuticals:
Eye Care Pharmaceuticals	$221.0	$207.8
Botox/Neuromodulators	123.1	88.6
Skin Care	25.9	21.8

Total	370.0	318.2
Other (primarily contract sales)	21.2	—

TOTAL NET SALES	$391.2	$318.2

Alphagan and Alphagan P	$77.3	$74.8
Lumigan	38.0	21.1
Tazorac, Zorac and Avage	19.7	12.2
Domestic	72.8%	73.5%
International	27.2%	26.5%

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ALLERGAN, INC.
Reconciliation of Non-Recurring and Other Items
(Unaudited)

in millions, except per share amounts	Three Months Ended

	March 28,	March 29,
	2003	2002

Earnings from continuing operations, as reported	$70.2	$39.1
Pre-tax adjustments for non-recurring items:
Unrealized loss on derivative instruments	0.8	0.6
Restructure charge and asset write-off	—	13.2
Duplicate operating expenses	—	7.1
Loss on investments	—	8.0
Partnering deals	—	(1.0)

	71.0	67.0
Tax effect for non-recurring items	(0.2)	(7.9)

Adjusted earnings from continuing operations	$70.8	$59.1

Diluted earnings per share from continuing operations, as reported	$0.53	$0.30
Non-recurring adjustments:
Unrealized loss on derivative instruments	0.01	0.01
Restructure charge and asset write-off	—	0.07
Duplicate operating expenses	—	0.04
Loss on investments	—	0.04
Partnering deals	—	(0.01)

Adjusted diluted earnings per share from continuing operations	0.54	0.45
Pro forma adjustments (Net effect of G&A dissynergies, cash from distribution and estimated income from contract sales to AMO)	—	(0.02)

Pro forma diluted earnings per share from continuing operations	$0.54	$0.43

Pro forma year over year change	25.6%

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ALLERGAN, INC.
Condensed Combined Statements of Earnings from Continuing Operations,
Adjusted for Non-Recurring Items
(Unaudited)

in millions, except per share amounts	Three Months Ended

	March 28,	March 29,
	2003	2002

Product sales
Net sales	$391.2	$318.2
Cost of sales	68.4	44.9

Product gross margin	322.8	273.3
Research services
Research service revenues	9.8	9.5
Cost of research services	8.9	8.6

Research services margin	0.9	0.9
Selling, general and administrative	170.0	140.8
Research and development	55.9	50.0

Operating income	97.8	83.4
Interest income	4.1	3.6
Interest expense	(3.7)	(4.3)
Loss on investments	(0.3)	—
Other, net	0.8	(0.7)

	0.9	(1.4)

Earnings from continuing operations before income taxes and minority interest	98.7	82.0
Provision for income taxes	27.6	22.9
Minority interest	0.3	—

Earnings from continuing operations	$70.8	$59.1

Earnings per share from continuing operations:
Basic	$0.55	$0.45
Diluted	$0.54	$0.45
Pro forma Diluted*	—	$0.43
Weighted average number of common shares outstanding:
Basic	129.7	130.3
Diluted	131.8	131.9

*	Reflects the approximate impact of additional expenses that would have been incurred in the first three months of 2002 if Allergan’s specialty pharmaceutical businesses and AMO had been operating as stand-alone companies.

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ALLERGAN, INC.
Reconciliation of Diluted Earnings Per Share
(Unaudited)

in millions, except per share amounts	Three Months Ended

	March 28,	March 29,
	2003	2002

Earnings from continuing operations, as reported	$70.2	$39.1
Interest expense from convertible subordinated notes, net of tax	0.2	—

Diluted earnings from continuing operations	70.4	39.1
Non-recurring adjustments, net of tax	0.6	20.0

Adjusted diluted earnings from continuing operations	$71.0	$59.1

Weighted average number of shares issued	129.7	130.3
Net shares assumed issued using the treasury stock method for options outstanding during each period based on average market price	1.7	1.6
Diluted effect of assumed conversion of convertible subordinated notes outstanding	0.4	—

	131.8	131.9

Diluted earnings per share from continuing operations	$0.53	$0.30
Earnings per share for non-recurring items	0.01	0.15

Adjusted diluted earnings per share from continuing operations	$0.54	$0.45

Pro forma diluted earnings per share from continuing operations*	—	$0.43

Note:	The effect of the assumed conversion of the Company’s $641.5 million senior convertible notes issued November 2002 has been excluded from the calculation of diluted earnings per share for the three months ended March 28, 2003 because none of the conditions that would permit conversion had been satisfied during the period.

*	Reflects the approximate impact of additional expenses that would have been incurred in the first three months of 2002 if Allergan’s specialty pharmaceutical businesses and AMO had been operating as stand-alone companies.

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ALLERGAN, INC.
Supplemental Non-GAAP Information
(Unaudited)

in millions, except per share amounts	Three Months Ended

	March 28,	March 29,
	2003	2002

Net sales, as reported	$391.2	$318.2

Non-pharmaceutical products	(21.2)

Net sales, excluding non-pharmaceutical	370.0
Currency effect	(5.5)

Net sales, excluding non-pharmaceutical and currency effect	$364.5

Eye care pharmaceuticals net sales, as reported	$221.0	$207.8

Currency effect	(3.7)

Eye care pharmaceuticals net sales, excluding currency effect	$217.3

Alphagan Franchise, as reported	$77.3	$74.8

Currency effect	(1.4)

Alphagan Franchise, excluding currency effect	$75.9

Lumigan, as reported	$38.0	$21.1

Currency effect	(1.0)

Lumigan, excluding currency effect	$37.0

Other Glaucoma, as reported	$5.4	$6.7

Currency effect	(0.2)

Other Glaucoma, excluding currency effect	$5.2

Tazorac, Zorac and Avage, as reported	$19.7	$12.2

Currency effect	—

Tazorac, Zorac and Avage, excluding currency effect	$19.7

Botox, as reported	$123.1	$88.6

Currency effect	(1.8)

Botox, excluding currency effect	$121.3

Note:	Currency effect is determined by comparing adjusted 2003 reported amounts, calculated using 2002 monthly average exchange rates, to the actual 2002 reported amounts. Constant currency sales is not a GAAP defined measure of revenue growth. The Company routinely evaluates its net sales performance at constant currency rates because the Company believes it provides a useful measure of actual local currency sales performance year over year. Constant currency sales as defined and presented by the Company may not be comparable to similar measures reported by other companies.

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